EXHIBIT 99.1

NORTH AMERICAN GAMING AND ENTERTAINMENT SIGNS DEFINITIVE AGREEMENT TO ACQUIRE XI'AN JIN CHI AN AUTOMOBILE DEVELOPMENT CO., LTD., INC.

Dallas, TX - September 27, 2006- North American Gaming and Entertainment CORPORATION, a company with its offices in Dallas, TX (OTCBB symbol "NAGM") announced today that it has signed a definitive agreement with XI'AN JIN CHI AN AUTOMOBILE DEVELOPMENT CO. LTD ("JCA"), a P.R.China Corporation and its subsidiary XI'AN JIN YUAN QI CHE CHAN YE FA ZHAN GU FEN YOU XIAN GONG SI("XJAI "), (JCA and XJAI collectively called "JINYUAN") with its principal place of business in Xi'an City, Shaanxi Province, China. Under the agreement, Jinyuan will merge with a subsidiary of NAGM and the shareholders of Jinyuan will be issued convertible preferred stock that will be converted into new common stock of NAGM representing approximately 93% of shares outstanding. NAGM has been seeking an operating company for a merger partner since the same of its video gaming operations in 2001.

From 2003 to 2006, JINYUAN operated as a vehicle distributor under an authorized distribution agreement with Mitsubishi Motors to re-sell the Mitsubishi brand vehicles and the related spare parts in the Shaanxi province. Since then, the Company operated as a vehicle service provider and specialist in the provision of Jeep motors maintenance and repairing services. JINYUAN has service operations in four locations in Xi'an City, Shaanxi Province.

"We are pleased to be acquiring a substantial operating company with the potential to create value for our stockholders," said Ed Hawes, NAGM's chairman and chief executive officer. We see the automobile industry in China as having long-term growth trends, and our board of directors feel that this acquisition is in the best interest of our shareholders."

ABOUT NORTH AMERICAN GAMING AND ENTERTAINMENT

NAGM is a corporation that until August 0, 2001, was engaged in the video gaming business through its partial ownership of three operating companies that operated video poker machines located in truck stops in Louisiana. NAGM is focused exclusively on creating value through the combination with an operating company capable of bringing a new business to the company.

ABOUT XI'AN JIN CHI AN AUTOMOBILE DEVELOPMENT CO., LTD., INC.

Xi'an Jin Chi An Automobile Development Co., Ltd., Inc., is PRC holding company that owns 78.75% of the equities of XI'AN JIN YUAN QI CHE CHAN YE FA ZHAN GU FEN YOU XIAN GONG SI, which was formed in the People's Republic of China ("PRC") on September 28, 1988 with its principal place of business in Xi'an City, Shaanxi Province, the PRC. At inception, XJAI was incorporated as a limited liability company with its registered capital of $2,176,486 (Renminbi Yuan ("RMB") 18,000,000). During 2005, XJAI was approved by the Shaanxi Provincial Government to restructure into a joint stock with its registered capital about $4,836,759.37 (RMB 40,000,000). JINYUAN now has total asset about $8,391,395.00. JINYUAN plans to develop another six after service shops in Xi'an city by direct operation or franchise in the near term, and expand its business in whole of Shaanxi Province.

This  release  contains "forward-looking  statements"  within  the  meaning  of
Section 27A of the Securities Act of 1933, as amended, and Section 21E the Securities Exchange Act of 1934, as amended and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may", "future", "plan" or "planned", "will" or "should", "expected," "anticipates", "draft", "eventually" or "projected". You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements as a result of various factors, and other risks identified in a companies' annual report on Form 10-K or 10-KSB and other filings made by such company with the Securities and Exchange Commission. You should consider these factors in evaluating the forward-looking statements included herein, and not place undue reliance on such statements. The forward-looking statements in this release are made as of the date hereof and WSCF undertakes no obligation to update such statements.

For more information, contact J. D. Xing at jdxing@gmail.com.